EXHIBIT 99.2

CORPORATE PARTICIPANTS

Brian Dingerdissen Aqua America, Inc. - Director, IR

Nick DeBenedictis Aqua America, Inc. - Chairman, President & CEO

CONFERENCE CALL PARTICIPANTS

Michael Gaugler Brean Capital, LLC - Analyst

PRESENTATION

Operator

Good day and welcome to today’s Aqua America Incorporated Q3 2014 earnings call. Today’s conference is being recorded. At this time, it is my pleasure to turn the conference over to your host for today’s call, Brian Dingerdissen, Director of Investor Relations. Please go ahead.

Brian Dingerdissen - Aqua America, Inc. - Director, IR

Thank you, Jason. Good morning, everyone. Thank you for joining us for Aqua America’s third-quarter 2014 earnings conference call. If you did not receive a copy of the press release, you can find it by visiting the Investor Relations section of our website at aquaamerica.com or by calling [Alex Whitelam] at 610-645-1196.

There will also be a webcast of this event available on our site. Presenting today is Nicholas DeBenedictis, Chairman and President of Aqua America, along with David Smeltzer, the Company’s Chief Financial Officer.

As a reminder, some of the matters discussed during this call may include forward-looking statements that involve risks, uncertainties and other factors that may cause the actual results to be materially different from any future results expressed or implied by such forward-looking statements. Please refer to our most recent 10-Q, 10-K and other SEC filings for a description of such risks and uncertainties.

During the course of this call, reference may be made to certain non-GAAP financial measures. Reconciliation of these non-GAAP to GAAP financial measures are posted in the Investor Relations section of the Company’s website.

At this time, I would like to turn the call over to Nick for his remarks, after which we will open up the call for questions. Nick?

Nick DeBenedictis - Aqua America, Inc. - Chairman, President & CEO

Thanks, Brian. Good morning, everyone. I’m pleased to report another solid quarter with revenues up 4%, earnings from continuing operations up 9%, $0.38 versus $0.35, and expenses kept in check with a growth rate of about 1%.

We had a slow start in Q1 due to the abnormally bitter winter weather, but Aqua is now on its way to our 15th consecutive year of record earnings. Effective with our third-quarter dividend payment on September 1, we raised our dividend 8.6% to $0.66 annually, and that was the 24th increase in 23 years, representing an 8% CAGR growth over the past 10 years.

Some areas I would like to highlight to complement our press release, we are very pleased with the revenue growth of 4%. Breaking it down for you, 2% was from the seven non-Pennsylvania State where the traditional model is in effect, capital investment, rate relief, acquisitions, and they were all positive factors during the quarter for those seven states. We did see 1% of our revenue growth come from Pennsylvania, mainly due to a rebound in consumption over the depressed 2013 summer. Although it wasn’t a great summer, it was better than 2013. And we did see some new growth in revenues from water and wastewater acquisitions we’ve done over the past year in Pennsylvania.

And then the other 1% came from our profitable unregulated businesses. Our expanding unregulated business sector has grown from about 2% of revenues in 2013, and we expect it to grow to about 3% of revenues in 2014. Still small, but it’s growing so rapidly it does represent some of our revenue growth each year.

Now, our 4% revenue growth increase was despite another quarter where we were able positively to avoid any rate increases, therefore revenue growth in our largest state, Pennsylvania. I really feel great about this. We’ve invested $0.5 billion on water quality improvements and infrastructure since our last rate relief in Pennsylvania, which was mid-2012. And we have not had to raise rates thanks to the benefit of the tax repair treatment policy in our 2012 Pennsylvania PUC rate order. And it has just been a steadying influence on how we run our business but also on our earnings, despite not increasing revenues.

Our industry-leading cost efficiency record for our regulated businesses and, of course, adjusted for purchased water remains less than 35% and is intact as an industry-leading standard. Although we had an unexpected outlier in Q1 due to the cold winter where we had a pretty dramatic increase in O&M for that quarter, we have had two straight normalized quarters. Third quarter was a little bit more than 1% increase, and we expect to end the year with an O&M expense increase including that bad first quarter in the 2% to 2.5% range. So still well under control.

CapEx spending is on target to hit our goal of [325] this year, and we have invested [220] to date. Once again, the cash generation achieved through our growth in revenues, tight expense controls and our low borrowing costs made possible by our recently reaffirmed A+ S&P rating has allowed us to grow to over $50 million of cash in excess of our capital spend for the nine months. So this definitely reinforces our earlier statements of no need for new equity in our five-year plan. And we actually bought back 500,000 shares during the quarter to minimize dilution.

I’m very pleased with the pickup in our growth through acquisition program, which is showing increased activity in all our states. We completed 13 acquisitions to date this year, and we expect to achieve 1% customer growth and the 15 acquisitions from last year. So we are starting to see, finally, a turnaround in housing but, more importantly, a little bit more aggressive approach from our corporate development people on the acquisitions.

There were two notable acquisitions I wanted to note and recognize. They were in the release. We bought a Texas wastewater company that had nine separate systems. It was a mini-Aqua in four counties in Texas, served about 3000 people. It was called H2O, and we bought that for $2.8 million. And we bought Caroline Water from a private investor, Caroline County, Virginia, and we will invest $3 million in this system, and that serves another 3000 people.

It showed a little pickup in our nonregulated O&M business, which is a piece of the unregulated. We won contracts in Lake Station, a new water plant in Lake County, Indiana. We won the contract to run the Southwest Delco municipal wastewater plant and collection system in Pennsylvania. That’s about a 10,000-customer system, and we also were awarded by Sun Logistics the operation to run their waste treatment plant for five years in New Jersey.

Looking ahead, I am comfortable with First Call of [119-120]. Most of the analysts are grouped in that area for 2014. But we would like to note it appears we will finalize the public-private transaction we’ve mentioned before on Fort Wayne sometime in late November or early December. We have received final approval from the Indiana Utility Regulatory Commission, and the negotiations with the Fort Wayne administration and lawyers is being finalized as we speak.

Now, we have been carrying Fort Wayne water assets as discontinued ops since Q1. But I did want to remind you that our numbers that we just gave you on being comfortable with First Call don’t include positive a $0.07 or so to our GAAP earnings in the fourth quarter this year, assuming we close before the end of the year.

Probably more important on this transaction is that we are investing over $15 million in our continuing operations in Fort Wayne where we will run the wastewater system for the suburbs of Fort Wayne. And we also — that’s complemented by a 15-year deal with the city to process up to 5 million gallons of their wastewater flows. And that will support the — help support the expansion of the plant that we are doing as we speak.

All-in-all, a solid quarter. And I think we are positioned for another positive year in 2014. If we look forward to 2015, I’m confident the same positive trends will continue. Everything is in place. The success of the tax repair program, I think, will allow us to spend record amounts of CapEx in Pennsylvania. We are anticipating $250 million of spend just in Pennsylvania. And because of the effectiveness of the tax repair program, we don’t expect to see great relief at least through the first half of 2015.

Revenue growth will come from growth through acquisitions, rate relief in the other seven states and further expansion of our unregulated business sector and, hopefully, an uptick in the Marcellus Shale drilling, therefore increased water sales will cut the $0.01 and a $0.015 losses we are now experiencing in the joint venture.

So most analysts are grouped in the [125-126] area, which I am comfortable with, and I feel like we can achieve by running the Company with the same kind of operations as we did in 2014.

Now, also in 2015, my actual employment contract is up. I’d like to briefly discuss where we are on the succession planning project. We did give you indications of this on the May and August earnings calls.

My contract as CEO runs through the end of June 2015. The Board is actively conducting a succession planning project. I plan to stand for reelection as CEO and Chairman and then, when and if — not if, when a new CEO is selected, would stay on as Chairman but would cede the CEO role to the new person. The Board has asked me if I would stay on beyond June 30 in case someone is not placed at the right time. I said yes. That’s no problem. So I think we have a good transition plan in place, and I think it will give continuity to the way management has run this business and continues to run it as one of the best in the industry.

Any other questions?

QUESTION AND ANSWER

Operator

(Operator Instructions). Michael Gaugler, Brean Capital.

Michael Gaugler - Brean Capital, LLC - Analyst

Congrats on a nice quarter. I’ve got two questions for you, Nick. First on the joint venture since that was your end commentary, some new end market developments there. We have got a couple of new pipelines going into construction soon. Constitution, Penn East, Central Penn should all increase water demand. And then with oil prices falling, I would think that would drive activity more towards the dry shales like Marcellus. So just wondering if you are hearing anything or seeing anything positive from customers about future demand, given those developments.

Nick DeBenedictis - Aqua America, Inc. - Chairman, President & CEO

Well, you’ve outlined exactly why we are still optimistic on the pipeline, albeit it’s a delayed optimism from where we were three years ago when we earned a $0.01 the first year and we thought it would go to $0.03, then $0.06, then $0.10 by 2015. We are not — none of what I mentioned earlier in projections assumes anything but continuing to lose maybe a $0.01 and have a slight drag on earnings.

Now, why is that? The pipeline works, and it is absolutely replacing truck traffic. And when somebody drills, they use the pipeline. The problem is the wells are so prolific that they are drilling fewer wells because the pipeline capacity is utilized by the existing wells. You can’t drill another one until there is space.

UGI’s big proposal to take gas to Jersey and to Philadelphia is moving ahead. They have the contracts with LBCs, and it’s going to happen. But you’re looking at 2017. There’s two other pipelines, however, that are completing this month, which we think will take some of the relief off the pressure of the Marcellus. The Marcellus actually sells less than the Henry Hub because you can’t get it out. So they have to sell it to a select group of customers where there are pipelines, and these new more national pipelines where the gas will actually flow the other way, basically, I think will help at least levelize the pricing and, therefore, more drilling in the Marcellus.

So, as you know how I feel, it’s Pennsylvania’s future. We are now the second largest producer of gas, and you need water to do the drilling. And although the legislature is talking about taxing these drillers more and I assume they will replace the tax they already pay, nobody is talking about like New York, we’re not going to allow drilling.

So I think there’s a solid future. We just feel like our forecast — we don’t act like there’s going to be any kick. So it’s all upside if you are right and the things are turning. Is that helpful?

Michael Gaugler - Brean Capital, LLC - Analyst

It is. And then just one other question — any update you can provide on when you are thinking about in terms of timing in the next PA rate case would be helpful.

Nick DeBenedictis - Aqua America, Inc. - Chairman, President & CEO

Well, the numbers are coming in so positively, and we are able to be so efficient in the way we are planning the CapEx. And with interest rates, we just negotiated and came down again on some new debt. We are now under 5% for all our debt with an 18-year life. And our last deal was 1.92%. Our carrying costs are very low, and that is allowing us to continue to earn our fair keep.

So we now think the earliest would be some time through the first half of 2015. We don’t see anything happening in 2014 and nothing through the first half of 2015. Now, that could change in a minute if rates start going up or if sales drop. But if sales come up and we continue to do acquisitions that are profitable, we keep stretching that out, even though we’re putting record amounts of capital in.

Michael Gaugler - Brean Capital, LLC - Analyst

All right. That’s all I have.

Nick DeBenedictis - Aqua America, Inc. - Chairman, President & CEO

It does hurt the traditional analysis of revenues because, remember, the earnings are coming in through the tax line, not the revenue line.

Michael Gaugler - Brean Capital, LLC - Analyst

All right, Nick. Thank you much.

Operator

(Operator Instructions). It appears at this time that we have no further questions. I would like to turn the call back over to Nick DeBenedictis for any additional or closing remarks.

Nick DeBenedictis - Aqua America, Inc. - Chairman, President & CEO

Thank you very much for your attention and appreciate your time. Thank you.

Operator

This does conclude today’s conference. We thank you for your participation.

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